Exhibit 10.2

Form of Letter of Appointment

Nielsen Holdings plc (the “Company”)

AC Nielsen House

London Road

Oxford

OX3 9RX

[DIRECTOR NAME]

[ADDRESS]

[DATE]

Dear [NAME]

This letter sets out the terms and conditions of your appointment to the Board of the Company as a director of the Company (“Director”). It is agreed that this is not a contract of employment.

Appointment

1.	Your appointment as a Director of the Company was approved by the Board of the Company to take effect on [DATE].

Performance of Duties

2.	You will be required to exercise your powers as a Director in accordance with the Company’s policies and procedures and in compliance with the articles of association of the Company, as in force from time to time (the “Articles”). You will perform your duties as a Director having regard to relevant legal and regulatory obligations including in particular the Companies Act 2006 (or any act which supersedes it) and the Articles.

3.	You must be prepared to commit additional time to your role as circumstances require particularly when the Company is undergoing a period of increased activity. You may also be required to serve on committees of the Board and/or to assume additional responsibilities.

4.	As a Director, you have the same general legal responsibilities to the Company as any other Director. The Board is collectively responsible for the success of the Company.

5.	By accepting this appointment you undertake that you are not subject to any restrictions that prevent you from holding the office of Director and that you have sufficient time to carry out your duties in accordance with the terms of this letter of appointment.

6.	Unless specifically authorised to do so by the Board you will not enter into any legal or other commitment or contract on behalf of the Company.

Fees and Expenses

7.	For the services set out in the paragraphs above, the Company will pay a director’s fee in accordance with the Company’s directors’ remuneration policy as approved by the shareholders from time to time.

8.	All fees will cease to accrue with effect from the date of your ceasing, for whatever reason, to be a Director of the Company.

9.	In addition to the fees described in paragraph 7, the Company will during your appointment reimburse you for all properly documented travel, hotel and other incidental expenses reasonably incurred by you in the performance of your duties.

Insurance and Indemnity

10.	As part of your terms of appointment as a Director, you will have the benefit of and are able to rely upon the indemnity contained in the Articles and any indemnification agreement entered into between you and the Company from time to time, the terms of which are expressly incorporated into this letter of appointment.

11.	The Company will use its reasonable endeavours to obtain appropriate directors’ and officers’ liability insurance for your benefit and to maintain the cover in force for so long as you are a Director, subject to the provisions governing such insurance and on such terms as the Company may from time to time decide. You acknowledge that this insurance may not cover claims in which you are the claimant or are directly or indirectly interested in the claimant.

Conflict of Interests

12.	As a Director of the Company you are under a statutory duty to avoid a situation in which you have, or can have, a direct or indirect interest that conflicts, or may possibly conflict, with the interests of the Company. You agree and acknowledge that the duty to avoid conflicts of interest will continue to apply after you cease to be a Director of the Company, specifically with regards to the exploitation of any property, information or opportunity of which you became aware when you were a Director.

13.	In accordance with the duty described in paragraph 12, you hereby agree to comply with the requirements set out in the Articles in relation to the disclosure to the Company of any such situations and/or the declaration of any interests (whether direct or indirect) that you have in a proposed or existing transaction or arrangement with the Company. You also agree and acknowledge that any conflicts will be dealt with following the procedures set out in the Articles.

Confidential Information

14.	You acknowledge that all information concerning the organisation, business dealings, finances, transactions or affairs of the Company or any subsidiary acquired during your appointment is confidential to the Company and you must not during the period of your appointment or at any time thereafter disclose to any company or person any trade secrets or other confidential information concerning the Company other than in the proper performance of your duties or as required by a Court of competent jurisdiction. During the continuance of your appointment you will use your best endeavours to prevent the unauthorised publication or misuse of any confidential information provided that such restrictions shall cease to apply to any confidential information which may enter the public domain other than through your default. In accordance with relevant legislative and regulatory requirements, you must not disclose price-sensitive information other than in the proper performance of your duties or as required by a Court of competent jurisdiction.

Independent Professional Advice

15.	Circumstances may arise where it is necessary for you to seek professional advice about the performance of your duties. You will be entitled, after consultation with the Board and jointly with any other Director(s) whose interests are the same as yours, to obtain at the Company’s expense such external independent professional advice as is reasonably necessary to enable you to carry out the duties of your office.

Insider Dealing/Code of Conduct

16.	You must comply with all applicable rules of law, stock exchange regulations and any Company policy for securities transactions by directors and with any code of conduct of the Company.

Term of Appointment

17.	Your appointment and any subsequent re-appointment as a Director are at all times subject to and in accordance with the Articles and subject to any necessary shareholder ratification.

18.	Your appointment may be terminated by the Company with immediate effect in accordance with the Articles.

Data Protection

19.	You acknowledge that the Company processes personal data collected during the course of your appointment for administrative and management purposes in compliance with applicable procedures, laws and regulations. This may involve such information being forwarded to offices outside the European Economic Area as necessary from time to time and you consent to the Company doing so.

Changes to personal details

20.	You shall advise the Company Secretary promptly of any change in your address or other personal contact details.

Variation

21.	No variation of this letter shall be effective unless it is in writing and signed by you and the Company (or respective authorised representatives).

Governing Law

22.	Your appointment is governed by and shall be construed in accordance with the laws of England and Wales and any disputes arising out of or in connection with your appointment are subject to the exclusive jurisdiction of the English Courts.

If you are willing to accept this appointment, please sign the enclosed copy of this letter and return it to me.

The Company looks forward to working with you in the future.

Yours sincerely

[NAME]

[For and on behalf of Nielsen Holdings plc]

To:	The Company Secretary
Nielsen Holdings plc

I accept appointment as a director of Nielsen Holdings plc on the terms specified or referred to in your letter to me dated [DATE] of which this letter is a copy.

Signed:

Dated: